EXHIBIT 99.1

Charles C. McGettigan	Investor Relations:
Chairman of the Board	Dan Matsui/GeneHeller
415-986-4433	Silverman Heller Associates
or	(310) 208-2550
Dennis Shogren
Chief Financial Officer
(951) 943-4014

MODTECH HOLDINGS, INC. CEO RESIGNS

Continues as Director and Consultant Under New Contract

Perris, Calif.—August 11, 2004—Modtech Holdings, Inc. (Company) (Nasdaq: MODT) announced that Evan Gruber resigned as chief executive officer but will remain as a director and serve as a consultant to the Company.

Effective immediately, Charles C. McGettigan, chairman and a long-tenured member of the board of directors, will serve as the Company’s interim CEO during the board’s search for a new CEO. Michael Rhodes will continue as president and chief operating officer.

“The Board wishes to thank Evan for his many contributions to the Company during the last 15 years and wish him well,” McGettigan said. “He was instrumental in leading the Company’s growth and establishing it as a major manufacturer of modular buildings and school classrooms, and we believe the recent changes in the Company’s business model and operating policies implemented under Evan’s guidance during the last several months have left the Company well-positioned for the future.”

Gruber commented: “It has been an honor and privilege to have the opportunity to lead Modtech during my tenure. The Company is in the hands of a capable and experienced management team, and I look forward to assisting with the transition during the coming months.”

About Modtech Holdings, Inc:

Modtech designs, manufactures, and sells modular relocatable classrooms and commercial and light industrial modular buildings. The Company is a leading manufacturer of modular buildings in the U.S. with substantial product and geographic diversification throughout the southwestern states and a growing presence in Florida. Modtech is the largest manufacturer, seller, and installer of modular relocatable classrooms in California, engineering and constructing the classrooms in accordance with that state’s structural and seismic safety requirements. Modtech’s commercial and industrial buildings may also be leased through national, regional, and local dealers to a diverse end-user market. The Company also designs and manufactures modular buildings to customer specifications for a wide variety of uses.

Some statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Refer to the Company’s filings with the Securities and Exchange Commission for further discussion of such factors. The forward-looking statements are made as of the date of this press release and the Company assumes no obligation to update such statements.

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